Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CAI International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑143000, 333-159870, 333-176369, 333-187058, 333-206102, 333-212135 and 333-219615) on Form S-8 and (No. 333-217915) on Form S-3 of CAI International, Inc. of our reports dated March 5, 2020, with respect to the consolidated balance sheets of CAI International, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of CAI international, Inc.

Our report dated March 5, 2020, on the consolidated financial statements, refers to a change in the method of accounting for leases.

Our report dated March 5, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that CAI International, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment related to the ineffective design and operation of process level controls over the completeness and accuracy of key assumptions and financial data utilized in estimating the fair value of certain assets.  In addition, the Company did not design effective controls that demonstrated a sufficient level of precision used in the review of fair value estimates. The material weakness arose because management’s risk assessment process did not appropriately identify risks and design and implement responsive control activities associated with changes in business operations.

/s/ KPMG LLP

San Francisco, California

March 5, 2020